EXHIBIT 99.1

                                             Contact:
Kevin Toomb
Marketing Director
(704) 688-4452

FOR IMMEDIATE RELEASE
November 23, 2004

FIRST CHARTER CORPORATION NAMES NEW BOARD MEMBER

CHARLOTTE, NC, November 23, 2004 - First Charter Corporation (NASDAQ: FCTR) today announced that its Board of Directors has appointed Jerry A. Felts a Director.  Jerry Felts is a recently retired senior financial services partner with Ernst & Young, LLP.

During his career, Mr. Felts managed consulting teams that advised regional bank holding companies throughout the United States.  They consulted on a variety of areas, including: financial reporting, regulatory compliance, risk management, internal audit, and loan review. Mr. Felts is a Certified Public Accountant and lives in Charlotte.

"Jerry's broad range of consulting and audit experience with banks further strengthens the ability of the First Charter Corporation Board to carry out its financial oversight responsibilities.  We look forward to the contributions he will make in implementing our goals for increased growth, operational excellence, and increased profitability," commented Lawrence Kimbrough, President and Chief Executive Officer, First Charter Corporation.

"I look forward to serving as a member of the First Charter Corporation Board of Directors," Jerry Felts commented.

Mr. Felts will serve an initial term that expires at the 2005 First Charter Corporation annual meeting of shareholders.  At that time, it is expected that he will be nominated to stand for election by the shareholders for a three-year term.

About First Charter Corporation

First Charter Corporation is a regional financial services company with assets of $4.4 billion and is the holding company for First Charter Bank. First Charter operates 53 financial centers; six insurance offices and 99 ATMs located in 18 counties throughout the piedmont and western half of North Carolina. First Charter also operates one mortgage origination office in Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter can be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter's common stock is traded under the symbol "FCTR" on the NASDAQ National Market.